Exhibit 99.2

Contact:	Scott Meyerhoff Private Business, Inc. 678-728-4464

PBiz Enters into an $18 Million Credit Agreement with Bank of America

NASHVILLE, Tennessee (January 23, 2006) -- Private Business, Inc. (NASDAQ:PBIZ), (“PBiz”), a provider of technology solutions for financial institutions, today announced it has entered into a new credit agreement with Bank of America, N.A. (“Bank of America”) that will replace the company’s existing credit agreement.  The total amount of the funds available for borrowing under the new credit facility is $18 million.

Commenting on the transactions, Chief Executive Officer of PBiz, Lynn Boggs, stated, “We are pleased that Bank of America has entered into this new credit facility, which substantially increases our total borrowing capacity, financial flexibility, and ability to execute our acquisition strategy.  I am pleased to have an institution as strong as Bank of America as our financial partner.”

As a condition to Bank of America’s entering into the new credit facility with PBiz, Lightyear PBI Holdings, LLC (“Lightyear PBI”), the company’s majority shareholder, guaranteed $6 million of the Company’s obligations under the facility and exchanged the $10 million 10% senior subordinated note that Lightyear PBI purchased from PBiz in December 2005 for PBiz Series C Preferred Stock.  These shares of Series C Preferred Stock will accrue a 10% annual dividend.  The Bank of America credit facility prohibits the payment of cash dividends on all classes of stock during the term of the facility.

About PBiz

Private Business, Inc. (PBiz) offers a fully-featured strategic product suite that provides core data processing, along with accounts receivable financing, Internet banking, cash management, CRM/business intelligence, financial accounting tools, Check 21 compliance, electronic image/item processing, and online debt collections.  PBiz believes its full suite of products and services will allow financial institutions and their small-to-medium sized business customers to better compete in today’s aggressive financial services marketplace, and grow their trusted financial relationships, while providing increased profitability through the efficient use of technology and an expanded community presence.

For more information about PBiz, or its line of products for financial institutions, please visit us on the web at www.pbizinc.com or contact marketing via email at pbiz@pbizinc.com or call, 800-235-5584.

Safe Harbor Statement

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements.  These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with the company’s ability to repay its senior credit facility, to achieve its growth plans and to identify, complete, or integrate acquisitions.  These risks and uncertainties are in addition to other factors detailed from time to time in the company’s filings with the Securities and Exchange Commission.  The company cautions investors that any forward-looking statements made by the company are not necessarily indicative of future performance.  The company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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